Exhibit 10.1

THE DUN & BRADSTREET CORPORATION CHANGE IN CONTROL PLAN Effective January 1, 2013 (Amended October 22, 2014)

THE DUN & BRADSTREET CORPORATION CHANGE IN CONTROL PLAN

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ARTICLE VII EXCESS PARACHUTE PAYMENTS	11
7.1 Payment Cap	11
7.2 Limitation on Cap	11
7.3 Determinations by Accounting Firm	11
7.4 Fees and Expenses	11

ARTICLE VIII AMENDMENT AND TERMINATION OF THE PLAN	11

ARTICLE IX ADMINISTRATION	12
9.1 General	12
9.2 Decisions of the Board and Committee	12

ARTICLE X MISCELLANEOUS	12
10.1 Eligible Executive Rights	12
10.2 Successors; Binding Agreement	12
10.3 Notice	13
10.4 Miscellaneous	13
10.5 Validity	13
10.6 Gender and Number	13
10.7 Severability	14
10.8 Governing Law	14
10.9 Code Section 409A	14
10.10 Source of Payments	15
10.11 Withholding	15

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ARTICLE I
FOREWORD

The Dun & Bradstreet Corporation (the “Company”) considers it essential to the best interests of its shareholders to foster the continued employment of key management personnel. In this regard, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of key management employees to the detriment of the Company and its shareholders. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company’s management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control. As a result, the Board has established The Dun & Bradstreet Corporation Change in Control Plan (the “Plan”) for the benefit of Eligible Executives (as defined herein) effective January 1, 2013. In accordance with the terms of the Plan, the Company will provide severance benefits to an Eligible Executive in the event of the Qualifying Termination (as defined herein) of the Eligible Executive’s employment subsequent to a Change in Control (as defined herein). No benefits will be provided pursuant to this Plan for any purpose whatsoever except upon the occurrence of a Change in Control.
The Company is currently a party to individual change in control agreements with several executives of the Company (the “Individual Agreements”). The Individual Agreements will remain in effect in accordance with their terms; this Plan will not impair or detract from the Individual Agreements, nor will it supplement or enhance them. Following the adoption of this Plan, the Company no longer intends to enter into individual change in control agreements with executives, but instead intends to provide change in control protection under this Plan to designated Eligible Executives who are not covered by Individual Agreements.
ARTICLE II
DEFINITIONS

Where the following underlined words and phrases appear in this Plan with initial capital letters, they shall have the meaning set forth below, unless a different meaning is plainly required by the context.
2.1    Accounting Firm. An independent registered public accounting firm selected by the Company immediately prior to a Change of Control.
2.2    Board. The Board of Directors of the Company. In cases where the Plan provides for a decision or action by the Board, the Plan intends that the Board will not delegate this authority, provided that in certain contexts the Plan also expressly authorizes the Committee or another party to decide or act, e.g., under Articles III or IV.

2.3    Cause. Any one of the following:
(a)the willful and continued failure by an Eligible Executive to substantially perform his or her duties with the Company (other than any such failure resulting from the Eligible Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by the Eligible Executive for Good Reason), after a written demand for substantial performance is delivered to the Eligible Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Eligible Executive has not substantially performed his or her duties;
(b)the willful engaging by an Eligible Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or
(c)an Eligible Executive’s conviction of a felony.
No act, or failure to act, on the part of an Eligible Executive shall be deemed “willful” unless done, or omitted to be done, by the Eligible Executive not in good faith and without a reasonable belief that the Eligible Executive’s action or omission was in the best interest of the Company.
2.4    Change in Control. The occurrence of any of the following events, but only to the extent such event constitutes a “change in control event” as that term is defined for purposes of Code Section 409A:
(a)any one Person, or more than one Person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, but not including Persons solely because they purchase or own stock of the Company at the same time or as a result of the same public offering), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company's stock, but only if such Person or group is not considered to effectively control the Company (within the meaning of Section 1.409A-3(i)(5)(vi) of the Treasury Regulations) prior to such acquisition;
(b)a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;
(c)any one Person, or more than one Person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, but not including Persons solely because they purchase or own stock of the Company at the same time or as a result of the same public offering), acquires ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company, but only if such Person or group was not considered to own more than fifty percent (50%) of the total voting power of the stock of the Company prior to such acquisition; or
(d)any one Person, or more than one Person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company, but not including Persons solely because they purchase assets of the Company at the same time), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than ninety percent (90%) of the total gross fair market value of all of the assets of the Company (determined without regard to any liabilities associated with such assets) immediately before such acquisition or acquisitions, except where the assets are transferred to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the asset transfer, (iii) a Person, or more than one Person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company immediately after the asset transfer, or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in (iii), above, immediately after the asset transfer.
2.5    Code. The Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto.
2.6    Committee. The Compensation & Benefits Committee of the Board.
2.7    Company. The Dun & Bradstreet Corporation, or its successor or assignee (or both, or more than one of each or both).
2.8    Disability. An Eligible Executive shall have a “Disability” on the date on which the insurer or administrator under the Company’s long-term disability coverage determines that the Eligible Executive is eligible to commence benefits under such coverage.
2.9    Effective Date. January 1, 2013.
2.10    Eligible Executive. Each individual who has become an Eligible Executive under Section 3.1 and who has not ceased to be an Eligible Executive under Section 3.2.

2.11    Exchange Act. The Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto.
2.12    Excise Tax and Expenses. The excise tax imposed under Code Section 4999 together with any interest or penalties imposed with respect to such excise tax.
2.13    Good Reason. The occurrence, after a Change in Control, without the Eligible Executive’s express written consent and not due to Cause, of any of the following circumstances:
(a)a material diminution in the Eligible Executive’s authority, duties or responsibilities in effect immediately prior to the effective date of the Change in Control;
(b)a material diminution in the Eligible Executive’s base salary in effect immediately prior to the effective date of the Change in Control; or
(c)the relocation of the Company’s offices at which the Eligible Executive is principally employed immediately prior to the effective date of the Change in Control to a location more than fifty miles (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Code Section 409A) from such location, except for required travel on the Company’s business to an extent substantially consistent with the Eligible Executive’s business travel obligations prior to the effective date of the Change in Control; provided, however, that a relocation of the Company's offices at which the Eligible Executive is principally employed immediately prior to the effective date of the Change in Control to New York City shall not constitute “Good Reason”;
provided, however, that an Eligible Executive will only have Good Reason if he or she provides notice to the Company of the existence of the event or circumstances constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and if such event or circumstances is not cured within sixty (60) days after the Eligible Executive gives such written notice. If an Eligible Executive initiates the termination of the Eligible Executive’s employment for Good Reason, the actual termination of employment must occur within thirty (30) days after expiration of the cure period. An Eligible Executive’s failure to timely give notice of the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of the Eligible Executive’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event). An Eligible Executive’s continued employment, through the thirtieth (30th) day following expiration of the cure period, shall not constitute consent to, or a waiver of rights with respect to, the event or circumstances constituting Good Reason to which such cure period applies. In applying subsection (c) above with respect to an Eligible Executive who did not report directly to the Board immediately prior to the effective date of the Change in Control, diminutions of the supervisor’s authority, duties or responsibilities that do not reduce the rank (by level) of the supervisor within the Dun & Bradstreet business are not considered. Accordingly, by way of example, an Eligible Executive who reported directly to the highest ranking executive of the Dun & Bradstreet business immediately prior to the effective date of the Change in Control, and who reports directly to the highest ranking executive of the Dun & Bradstreet business after the Change in Control, has not had an occurrence that constitutes Good Reason under subsection (c). Similarly, Eligible Executives who report directly to the Eligible Executive in the prior sentence (both before and after the Change in Control) also have not had an occurrence that constitutes Good Reason under subsection (c).
2.14    Notice of Termination. A written notice that shall indicate the specific termination provision in the Plan relied upon by an Eligible Executive or the Company and that shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
2.15    Payment. Any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to an Eligible Executive or for the benefit of an Eligible Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise.
2.16    Person. A “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.
2.17    Plan. The Dun & Bradstreet Corporation Change in Control Plan, as set forth herein and as amended from time to time.
2.18    Potential Change in Control. A Potential Change in Control shall be deemed to have occurred if:
(a)the Company enters into a binding, written agreement, the consummation of which would result in the occurrence of a Change in Control;
(b)any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or
(c)the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.
A Potential Change in Control referenced in clauses (a) or (b) shall cease to exist on the date that there has been a bona fide public disclosure (via a press release broadly disseminated through a recognized news service) or a publicly available electronic filing (under the federal securities laws of the United States) that the written agreement or public announcement, as applicable, has been rescinded or is no longer expected to be consummated, but only while that public disclosure remains accurate. A Potential Change in Control referenced in clause (c) shall cease to exist on the date on which the

Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control no longer exists.
2.19    Qualifying Termination. The termination of an Eligible Executive’s employment with the Company initiated by the Company other than for Cause or initiated by the Eligible Executive for Good Reason, in either case within the 24-month period following a Change in Control, unless such termination of employment is by reason of the Eligible Executive’s Disability pursuant to Section 5.1 or death. If the Company terminates an Eligible Executive’s employment prior to a Change in Control at the request of a Person engaging in a transaction or series of transactions that would result in a Change in Control, once a Change in Control occurs the Eligible Executive’s actual termination shall be deemed a termination occurring during the 24-month period following the Change in Control, the Eligible Executive’s termination of employment shall be deemed to have occurred immediately following the Change in Control, and the Company shall be deemed to have given Notice of Termination immediately prior to the Eligible Executive’s actual termination, such that the Eligible Executive’s termination of employment shall be deemed a Qualifying Termination.
2.20    Safe Harbor Amount. The maximum dollar amount of payments in the nature of compensation that are contingent on a change of control (as described in Code Section 280G) and that may be paid or distributed to an Eligible Executive without imposition of Excise Tax and Expenses.

ARTICLE III
ELIGIBILITY AND PARTICIPATION
3.1    Eligible Executives. The Committee or the Board may designate individuals as Eligible Executives at any time and from time to time. In the event of such a designation, the Committee or the Board shall specify and make a record of the date as of which an individual first becomes an Eligible Executive. The Committee or the Board may also, in its discretion, condition an individual’s status as an Eligible Executive on the individual entering into an agreement described in Article IV.
3.2    Cessation of Eligible Executive Status. The Chief Executive Officer of the Company by a written notice (or the Committee or the Board by resolution) may discontinue an individual’s status as an Eligible Executive; provided, however, that no such discontinuance shall be effective if a Potential Change in Control or a Change in Control shall have occurred before (or occurs at) the specific time of signing the written notice or adopting the resolution, whichever applies. In the event an individual’s status as an Eligible Executive is discontinued, the Eligible Executive shall be given written notice of such discontinuance pursuant to Section 10.3 as soon as practicable. An individual shall cease to be an Eligible Executive on the earlier of (i) the date on which the individual is given written notice of the discontinuance of the individual’s status as an Eligible Executive as provided in Section 10.3; or (ii) the date on which the individual ceases to be an employee of the Company other than through a Qualifying Termination. In the event that an individual incurs a Qualifying Termination while still an Eligible

Executive, such individual shall remain an Eligible Executive until the full amount of benefits that are to be provided under the Plan to the Eligible Executive have been so provided. An Eligible Executive may discontinue his or her status as an Eligible Executive at any time by a prospectively or immediately effective written document that is delivered to the Chief Executive Officer of the Company, the Committee or the Board. The authority of the Chief Executive Officer of the Company under this Section 3.2 is by delegation from the Committee, and the Committee may withdraw such authority by Committee action.

ARTICLE IV
EMPLOYMENT AFTER POTENTIAL CHANGE IN CONTROL
The Board may condition an individual’s status as an Eligible Executive on the individual’s entering into an agreement with the Company that obligates the individual, in the event of a Potential Change in Control, to remain in the employ of the Company until the earliest of (a) the date which is 180 days from the occurrence of such Potential Change in Control, (b) the termination by the Eligible Executive of his or her employment with the Company by reason of the Eligible Executive’s Disability pursuant to Section 5.1 , or (c) the date on which the Eligible Executive first becomes entitled to receive the benefits provided in Article VI.

ARTICLE V
DISABILITY AND DEATH
5.1    Disability Termination. An Eligible Executive’s employment with the Company will be deemed to have been terminated by reason of his or her Disability in the event that (a) the Eligible Executive has a Disability, and (b) the Eligible Executive fails to return to the full-time performance of his or her duties with the Company within 30 days after the Company provides the Eligible Executive with written Notice of Termination following the date on which the Eligible Executive incurs the Disability. In this event, the Eligible Executive’s employment termination date shall be the 31st day after the Company provides such Notice of Termination.
5.2    Death or Disability Termination Following Change in Control. After the Eligible Executive’s employment is terminated by reason of Disability pursuant to Section 5.1 above, or in the event of the Eligible Executive’s termination of employment by reason of his or her death, the Eligible Executive’s benefits shall be determined under the Company’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

ARTICLE VI
BENEFITS
6.1    Benefits for Qualifying Termination. In the event that an Eligible Executive incurs a Qualifying Termination:

(a)The Company shall pay the Eligible Executive his or her full base salary through the date of his or her termination of employment at the rate in effect at the time Notice of Termination is given, on the normal pay date for such salary (but no later than the 30th day following the date of his or her termination of employment), plus all other amounts to which the Eligible Executive is entitled under any compensation plan of the Company, at the time such payments are due.
(b)The Company shall pay as severance pay to the Eligible Executive, at the time specified in Section 6.2, a lump sum cash severance payment (in addition to the payments provided in subsections (d), (e) and (f) below) equal to (1) 200% of the greater of (A) the Eligible Executive’s annual base salary in effect on the date of his or her termination of employment, or (B) the Eligible Executive’s annual base salary in effect immediately prior to the effective date of the Change in Control, and (2) 200% of the Eligible Executive’s target bonus with respect to the year containing the effective date of the Change in Control.
(c)Any equity compensation award outstanding to the Eligible Executive under the Company’s stock incentive plans shall be treated as specified by the terms of the stock incentive plan under which the award was granted and the applicable award agreement.
(d)The Company shall reimburse the Eligible Executive for outplacement counseling and job search activities in an amount no greater than the lesser of (1) 15% of the Eligible Executive’s annual salary and target bonus as in effect on the date of his or her Termination of employment, or (2) $50,000 (or local currency equivalent). To the extent these payments are subject to Code Section 409A, then such expenses must be incurred before the last day of the Eligible Executive’s second taxable year following the taxable year in which the Eligible Executive’s termination of employment occurred, the Eligible Executive must request reimbursement of such expenses (with substantiation of the expense incurred) no later than November 1 of the Eligible Executive’s third taxable year following the taxable year in which the Eligible Executive’s termination of employment occurred, and the Company must make such reimbursement to the Eligible Executive before the end of the Eligible Executive’s third taxable year following the taxable year in which the Eligible Executive’s termination of employment occurred. The Company shall also reimburse the Eligible Executive for all or a portion (as determined pursuant to the immediately following sentence) of the legal fees and expenses incurred by the Eligible Executive in contesting or disputing a termination under this Article VI or in seeking to obtain or enforce any right or benefit provided by this Plan, provided that the Eligible Executive is successful, in whole or in part, in such proceeding through settlement, mediation, arbitration or otherwise. The Company shall reimburse 100% of the Eligible Executive’s legal fees and expenses if the Eligible Executive is awarded more than 50% of the amount to which the Eligible Executive claims entitlement in resolution of the Eligible Executive’s claim in such proceeding; otherwise the Company will reimburse a percentage of the Eligible Executive’s legal fees and expenses equal to the percentage of the amount to which the

Eligible Executive claims entitlement that the Eligible Executive is awarded in resolution of the Eligible Executive’s claim in such proceeding.  To the extent any such reimbursement of legal fees or expenses is subject to Code Section 409A, the Eligible Executive must request reimbursement (with substantiation of the expense incurred) no later than 30 days following the date on which the Eligible Executive incurs such expenses, and the Company must make the reimbursement to the Eligible Executive no later than 60 days following the date on which the Eligible Executive’s claim is resolved. The period during which the Eligible Executive may incur expenses that are eligible for such reimbursement is limited to five calendar years following the calendar year in which the Eligible Executive’s termination of employment occurs.
(e)For a twenty-four month period following the Eligible Executive’s termination of employment, the Company shall continue to make available to the Eligible Executive the life insurance in effect for the Eligible Executive on the date of his or her termination of employment, under the Company’s benefit program, pursuant to the same cost-sharing arrangement in effect between the Company and the Eligible Executive on the date of the Eligible Executive’s termination of employment. In addition, for a twenty-four month period following the Eligible Executive’s termination of employment, the Company shall arrange to provide the Eligible Executive with group health benefit coverage pursuant to the same Company arrangements in effect for active employees of the Company. To the extent that such group health benefit coverage is provided under a self-insured plan maintained by the Company (within the meaning of Code Section 105(h)): (1) the charge to the Eligible Executive for each month of coverage will equal the monthly COBRA charge established by the Company for such coverage in which the Eligible Executive is enrolled from time to time, based on the coverage generally provided to salaried employees (less the amount of any administrative charge typically assessed by the Company as part of its COBRA charge), and the Eligible Executive will be required to pay such monthly charge on an after-tax basis in accordance with the Company’s standard COBRA premium payment requirements; and (2) the Company shall pay to the Eligible Executive, at the time specified in Section 6.2 below, a lump sum in cash equal, in the aggregate, to the monthly COBRA charge established by the Company on the payment date for family coverage with respect to the highest value health coverage provided to salaried employees under such self-insured plan multiplied by 24. To the extent that such group health benefit coverage is provided under a bona fide fully-insured medical reimbursement plan (within the meaning of Section 105(h) of the Code), there will be no charge to the Eligible Executive for such coverage.
(f)At the time specified in Section 6.2, the Company shall pay to the Eligible Executive, in lieu of amounts that may otherwise be payable to the Eligible Executive under any bonus plan or cash incentive plan (a “Bonus Plan”) for a performance period containing the date of the Eligible Executive’s termination of employment, a lump sum cash payment equal to (1) the Eligible Executive’s annual target bonus for the year in which the effective date of the

Change in Control occurs multiplied by a fraction, (A) the numerator of which equals the number of days in the annual performance period during which the Eligible Executive was employed by the Company (rounded up to the next highest number of days in the case of a partial day of employment), and (B) the denominator of which is 365, and (2) the target bonus opportunity with respect to each performance period in progress under each other Bonus Plan in effect at the time of termination multiplied by a fraction, (A) the numerator of which equals the number of days (rounded up to the next highest number of days in the case of a partial day of employment) in the performance period during which the Eligible Executive was employed by the Company, and (B) the denominator of which is the total number of days in the performance period.
6.2    Time of Payment. The payments provided for in Section 6.1(b), (e) and (f) shall be made not later than the 30th day following the Eligible Executive’s termination of employment, except as provided in Section 10.9(d) below.
6.3    No Mitigation. The Eligible Executive shall not be required to mitigate the amount of any payment provided for in this Article VI by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article VI be reduced by any compensation earned by an Eligible Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Eligible Executive to the Company, or otherwise.
6.4    Key Employees’ Nonqualified Deferred Compensation Plan. With respect to The Dun & Bradstreet Corporation Key Employees’ Nonqualified Deferred Compensation Plan, as such plan applies to an Eligible Executive, following a Change in Control, the Committee’s determinations and interpretations of such plan shall be consistent with pre-Change in Control practice, to the extent applicable, and, in the event of any dispute with an Eligible Executive regarding the Eligible Executive’s entitlement to benefits under such plan, such determinations and interpretations shall be subject to a de novo standard of review (and shall not be entitled to a deferential standard of review) by any tribunal or adjudicator in connection with any post-Change in Control determination or interpretation of benefit eligibility or entitlement.
6.5    Other Employment Termination. If an Eligible Executive’s employment shall be terminated by the Company for Cause, by the Eligible Executive other than for Good Reason, by the Company by reason of the Eligible Executive’s Disability in accordance with Section 5.1, or due to the Eligible Executive’s death, the Company shall pay the Eligible Executive (or his or her beneficiary) the Eligible Executive’s full base salary through the date of the Eligible Executive’s termination of employment at the rate in effect at the time Notice of Termination is given, on the normal pay date for such salary (but no later than the 30th day following the date of the Eligible Executive’s termination of employment), plus all other amounts to which the Eligible Executive is entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations under this Plan to the Eligible Executive (or to anyone claiming through or on behalf of the Eligible Executive, including without limitation a beneficiary).

ARTICLE VII
EXCESS PARACHUTE PAYMENTS
7.1    Payment Cap. Except as otherwise provided in Section 7.2 below, in the event that it shall be determined that any Payment would constitute an “excess parachute payment” within the meaning of Code Section 280G, the aggregate present value of the Payments under the Plan shall be reduced (but not below zero) to the Safe Harbor Amount. Any required reduction in the Payments pursuant to the foregoing shall be done only to the extent such reduction of the Payment can contribute to avoiding the Excise Tax and Expenses, and it shall be accomplished first by reducing the lump sum payment payable pursuant to Section 6.1(b), and then (to the extent reduction of the Section 6.1(b) payment is not adequate) by reducing the lump sum payment payable pursuant to Section 6.1(e), and then (to the extent reduction of the Section 6.1(e) payment is not adequate) by reducing the lump sum payment payable pursuant to Section 6.1(f).
7.2    Limitation on Cap. Notwithstanding the foregoing, the Company shall not reduce the Payments to an Eligible Executive as described in Section 7.1 if the net amount of the unreduced Payments that would be retained by the Eligible Executive after deduction of any Excise Tax and Expenses exceeds the Safe Harbor Amount.
7.3    Determinations by Accounting Firm. All determinations to be made under this Article VII with respect to an Eligible Executive shall be made by the Accounting Firm, which shall provide its determinations and any supporting calculations both to the Company and the Eligible Executive within 10 days of the Change of Control. Any such determination by the Accounting Firm shall be binding upon the Company and the Eligible Executive.
7.4    Fees and Expenses. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Article VII shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Article VII, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

ARTICLE VIII
AMENDMENT AND TERMINATION OF THE PLAN
Subject to the next sentence, the Board shall have the right at any time by instrument in writing to amend, modify, alter, or terminate the Plan in whole or in part, and such right may reduce or eliminate the benefits or payments (or both) that were available to Eligible Executives prior to the Board’s exercise of such right. Notwithstanding the foregoing or anything in this Plan to the contrary, this Plan may not be amended, modified, altered or terminated so as to adversely affect payments or benefits then payable, or which could become payable, to Eligible Executives under the Plan in the period during which a Potential Change in Control exists or during the period beginning on the date of a Change in Control and ending 24 months after the date of a Change in Control (and, with respect to a specific Eligible Executive, until the last benefits are paid under the Plan with respect to that Eligible Executive), except to the minimum extent required to comply with any applicable law.

ARTICLE IX
ADMINISTRATION
9.1     General.  The Plan shall be administered by the Committee, except to the extent that the Plan assigns responsibility for particular matters to the Board.
9.2    Decisions of the Board and Committee.  Decisions of the Board and the Committee made in good faith upon any matter relating to the Plan shall be final, conclusive and binding upon all persons, including Eligible Executives and their legal representatives.

ARTICLE X
MISCELLANEOUS
10.1    Eligible Executive Rights. Except to the extent required or provided for by mandatorily imposed law as in effect and applicable hereto from time to time, neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving to any Eligible Executive or other person any legal or equitable right against the Company, or any officer or employee thereof, or the Board or the Committee of the Board, except as herein provided; nor shall any Eligible Executive have any legal right, title or interest in the assets of the Company, except in the event and to the extent that benefits may actually be payable to him hereunder. This Plan shall not constitute a contract of employment nor afford any individual any right to be retained or continued in the employ of the Company or in any way limit the right of the Company to discharge any of its employees, with or without cause. Eligible Executives have no right to receive any payments or benefits that the Company is prohibited by applicable law from making.
10.2    Successors; Binding Agreement.
(a)This Plan shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Plan, “Company’ shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Plan by operation of law, or otherwise. Failure of the Company to obtain such express assumption and agreement at or prior to the effectiveness of any such succession shall entitle each Eligible Executive to a lump sum cash payment from the Company, within five days of the Change in Control, in the same amount and on the same terms to which the Eligible Executive would be entitled hereunder if the Eligible Executive were to terminate his or her employment for Good Reason immediately following the Change in Control.
(b)The Plan shall inure to the benefit of and be binding upon and enforceable by the Company and the Eligible Executives and their personal and legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. If an Eligible Executive should die while any amount would still be payable to the Eligible Executive hereunder had the Eligible Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of Plan to the Eligible Executive’s estate.
10.3    Notice. Notice of Termination and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (iii) sent by express U.S. mail or by overnight delivery through a national delivery service (an international delivery service, in the case of an address outside the United States), with signature required. Notice to the Company, the Board or the Committee of the Board shall be directed to the attention of the Secretary of the Company at the address of the Company’s headquarters, and notice to an Eligible Executive shall be directed to the Eligible Executive as the most recent personal residence on file with the Company.
10.4    Miscellaneous. No waiver by an Eligible Executive or the Company at any time of any breach by the other party of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Plan.
10.5    Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
10.6    Gender and Number. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender, the singular may include the plural, and the plural may include the singular, unless the context clearly indicates to the contrary.

10.7    Severability. If any provision of this Plan is, or is hereafter declared to be, void, voidable, invalid or otherwise unlawful, the remainder of the Plan will not be affected thereby.
10.8    Governing Law. The validity, interpretation, construction and performance of the Plan shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principles.
10.9    Code Section 409A.
(a)To the extent necessary to ensure compliance with Code Section 409A, the provisions of this Section 10.9 shall govern in all cases over any contrary or conflicting provision in the Plan.
(b)It is the intent of the Company that this Plan comply with the requirements of Code Section 409A and all guidance issued thereunder by the U.S. Internal Revenue Service with respect to any nonqualified deferred compensation subject to Code Section 409A. The Plan shall be interpreted and administered to maximize the exemptions from Code Section 409A and, to the extent the Plan provides for deferred compensation subject to Code Section 409A, to comply with Code Section 409A and to avoid the imposition of tax, interest and/or penalties upon any Eligible Executive under Code Section 409A.
(c)With respect to the payments specified in Section 6.1(b)(1), (b)(2), (e), (f)(1) and (f)(2), each such payment is a separate payment within the meaning of the final regulations under Code Section 409A. Each such payment that is made within 2-1/2 months following the end of the year that contains the date of the Eligible Executive’s termination of employment is intended to be exempt from Code Section 409A as a short-term deferral within the meaning of the final regulations under Code Section 409A. Each such payment that is made later than 2-1/2 months following the end of the year that contains the date of the Eligible Executive’s termination of employment is intended to be exempt under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation. Then, each payment that is made after the two-times exception ceases to be available shall be subject to delay, as necessary, in accordance with subsection (d) below.
(d)To the extent necessary to comply with Code Section 409A, references in this Plan to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as “separation from service” under Code Section 409A(a)(2)(A)(i), and no payment subject to Code Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Code Section 409A) the Eligible Executive incurs a “separation from service” under Code Section 409A(a)(2)(A)(i) (a “Separation from Service”). In addition, if the Eligible Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of his or her Separation from Service, any nonqualified deferred compensation subject to Code Section 409A that would otherwise have been payable on account of, and within the first six months following, the Eligible Executive’s Separation from Service, and not by reason of another event under Code Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of the Eligible Executive’s Separation from Service or, if earlier, the date of the Eligible Executive’s death.
10.10    Source of Payments. All payments provided under this Plan, other than payments made pursuant to any Company employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be required to be established, and no other segregation of assets required to be made, to assure payment. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured creditor of the Company.
10.11    Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.